Sabre reports first quarter 2023 results and highlights durable path to 2023 and 2025 financial targets
Company announces resource realignment to drive growth and reduce costs

Business highlights:
•Kurt Ekert elected Chief Executive Officer and President
•Q1 revenue and adjusted EBITDA exceeded prior guidance
•Strategic priorities focused on driving growth, realigning resources, generating free cash flow and de-levering the balance sheet
•Resource realignment supports strategic initiatives and is expected to reduce costs by $200 million annually, including $100 million in 2H'23
•Sabre's first quarter Distribution bookings were up 49% vs. Q1'22
•Technology transformation remains on track for savings and operational targets
•Ended the quarter with cash balance of $838 million

First quarter 2023 summary:
•First quarter revenue totaled $743 million, up 27% from the first quarter 2022
•Net loss attributable to common stockholders of $104 million and diluted net loss per share attributable to common stockholders of $0.32
•Adjusted EPS(1) totaled ($0.18)
•Adjusted EBITDA(1) totaled $58 million

SOUTHLAKE, Texas – May 4, 2023 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2023.

“This is an exciting time to be taking the helm at Sabre. We operate in a dynamically changing industry, where customers demand modern retailing technologies that deliver innovation at pace and scale. We believe this is the opportune time to drive change at Sabre, as well,” said Kurt Ekert, President and CEO of Sabre.

“The travel industry continues to experience improvements in booking volumes each quarter and we are optimistic that Sabre is poised for growth. We have put strategic plans in place designed to reposition our business, lean into new revenue opportunities while continuing to cultivate our core business, and to strategically reduce our cost base. We acknowledge that cost-reduction plans will impact team members around the world and are often the most difficult decisions a leader must make. We are confident, however, that by realigning our resources to drive growth, we will best position Sabre for long-term success and deliver value to our stockholders and our customers.”

Q1 2023 Financial Summary

Consolidated first quarter revenue totaled $743 million, compared to $585 million in the first quarter of 2022. Revenue growth was driven by an increase in global air, hotel and other travel bookings and favorable rate impacts in the company's Travel Solutions business as international and corporate bookings continued to improve.

Operating loss was essentially break-even versus an operating loss of $80 million in the first quarter of 2022. The improvement in operating results was driven by the items impacting revenue described above, lower depreciation and amortization, and a decrease in stock-based compensation. These positive impacts were partially offset by increased Travel Solutions incentive expenses and Hospitality Solutions transaction-related costs, as well as planned increases in total company technology hosting expenses due to volume recovery trends and expected, but temporary, costs resulting from the company's ongoing cloud migration efforts.

Net loss attributable to common stockholders totaled $104 million, versus net income of $42 million in the first quarter of 2022. Diluted net loss per share attributable to common stockholders totaled $0.32, versus diluted net income per share attributable to common stockholders of $0.12 in the first quarter of 2022. The increase in the net loss attributable to common stockholders in the first quarter of 2023 was driven primarily by the $121 million after-tax gain on the sale of AirCentre reported in the first quarter of 2022, and higher interest expense in the first quarter of the year, offset by the items impacting operating income described above.

Adjusted EBITDA was $58 million, versus Adjusted EBITDA of $5 million in the first quarter of 2022. The improvement in Adjusted EBITDA was driven by revenue growth due to increases in global air, hotel and other travel bookings and favorable rate impacts in our Travel Solutions business as international and corporate bookings have improved. These impacts were partially offset by increased Travel Solutions incentive expenses and Hospitality Solutions transaction-related costs, an increase in labor and professional services expenses to support our technology transformation, and a higher provision for credit losses.

Adjusted Operating Income was $28 million, versus Adjusted Operating Loss of $29 million in the first quarter of 2022. The improvement in operating results was driven by the items impacting Adjusted EBITDA above and by lower depreciation and amortization.

Sabre reported Adjusted EPS of ($0.18), versus ($0.29) in the first quarter of 2022.

With regards to Sabre's first quarter 2023 cash flows (versus prior year):
•Cash used in operating activities totaled $72 million (vs. $139 million used in)
•Cash used in investing activities totaled $18 million (vs. $375 million provided by)
•Cash provided by financing activities totaled $112 million (vs. $26 million used in)
•Capitalized expenditures totaled $18 million (vs. $17 million)

Free Cash Flow was negative $91 million, versus Free Cash Flow of negative $156 million in the first quarter of 2022.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended March 31,
	2023	2022	% Change (B/W)
Total Company:
Revenue	$742,695	$584,910	27
Operating Loss	$(213)	$(79,532)	100
Net (loss) income attributable to common stockholders	$(104,280)	$42,060	(348)
Diluted net (loss) income per share attributable to common stockholders (EPS)	$(0.32)	$0.12	(367)
Net (Loss) Income Margin	(14.0)%	7.2%
Adjusted EBITDA (1)	$58,062	$5,150	NM
Adjusted EBITDA Margin(1)	7.8%	0.9%
Adjusted Operating Income (Loss)(1)	$27,677	$(29,155)	195
Adjusted Net Loss(1)	$(58,301)	$(93,169)	37
Adjusted EPS(1)	$(0.18)	$(0.29)	38
Cash used in operating activities	$(72,409)	$(139,083)	48
Cash (used in) provided by investing activities	$(18,110)	$374,865	(105)
Cash provided by (used in) financing activities	$111,939	$(25,835)	533
Capitalized expenditures	$(18,110)	$(17,403)	(4)
Free Cash Flow(1)	$(90,519)	$(156,486)	42
Net Debt (total debt, less cash and cash equivalents)	$4,131,180	$3,620,075

Travel Solutions:
Revenue	$677,441	$533,998	27
Operating Income	$89,679	$45,476	97
Adjusted Operating Income(1)	$90,102	$45,306	99
Distribution Revenue	$525,886	$342,888	53
Total Bookings	96,643	64,978	49
Air Bookings	84,348	57,550	47
Lodging, Ground and Sea Bookings	12,295	7,428	66
IT Solutions Revenue	$151,555	$191,110	(21)
Passengers Boarded	165,032	129,163	28

Hospitality Solutions:
Revenue	$73,812	$56,004	32
Operating Loss	$(8,495)	$(15,117)	44
Adjusted Operating Loss(1)	$(8,495)	$(15,117)	44
Central Reservation System Transactions	27,746	23,028	20

(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below.

Travel Solutions

First quarter 2023 results (versus prior year):
•Travel Solutions revenue increased 27% to $677 million driven by an increase in global air and other travel bookings, and favorable rate impacts as international and corporate bookings have improved, partially offset by reduced revenue due to the sale of our AirCentre portfolio effective on February 28, 2022.
•Distribution revenue increased by $183 million, or 53%, to $526 million due to the continued recovery in bookings and an increase in average booking fee due to a shift in bookings mix.
◦Global bookings, net of cancellations, totaled 97 million, an increase of 49% from first quarter 2022 levels.
◦Average booking fee totaled $5.44, a 3% improvement versus $5.28 in the first quarter of 2022.

•IT Solutions revenue declined by $40 million, or 21%, to $152 million. This change was driven by an increase in passengers boarded of 28%, which was offset by lower revenue from the de-migration of certain carriers due to recently-enacted Russian regulatory requirements, and the impact from the sale of the AirCentre portfolio effective on February 28, 2022.
•Operating income totaled $90 million, versus operating income of $45 million in the first quarter of 2022. The improvement in operating results was driven by increased revenue and lower depreciation, partially offset by increased incentive expenses as well as technology hosting expenses due to volume recovery trends and expected temporary costs resulting from the company's cloud migration efforts.

Hospitality Solutions

First quarter 2023 results (versus prior year):
•Hospitality Solutions revenue increased by $18 million, or 32%, to $74 million. The higher revenue was driven by an increase in central reservation system transactions from stronger global travel volumes, and a higher rate per transaction.
•Central reservation system transactions increased 20% to 28 million.
•Operating loss was $8 million, versus operating loss of $15 million in the first quarter of 2022. The improvement in operating results was primarily driven by increased revenue and lower depreciation and amortization, partially offset by increased transaction-related costs due to volume recovery trends, and other technology costs to support our technology transformation initiatives.

Business and Financial Outlook

With respect to the 2023 financial outlook below:
•Second quarter 2023 Adjusted EBITDA guidance consists of (1) second quarter expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $199 million; preferred stock dividends of approximately $5 million; restructuring costs of $70 million, acquisition-related amortization of approximately $11 million; stock-based compensation expense of approximately $14 million; other costs, including the tax impact of the above adjustments of $5 million, less (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $30 million; interest expense, net of approximately $103 million; and income tax expense less tax impact of net income adjustments of approximately $5 million.

•Second half 2023 Adjusted EBITDA guidance consists of (1) second half expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $123 million; preferred stock dividends of approximately $5 million; acquisition-related amortization of approximately $19 million; stock-based compensation expense of approximately $34 million; other costs including the tax impact of the above adjustments of $3 million, less (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $62 million; interest expense, net of approximately $204 million; and income tax expense less tax impact of net income adjustments of approximately $4 million.

•Full-year Adjusted EBITDA guidance consists of (1) full-year expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $431 million; preferred stock dividends of approximately $15 million; restructuring costs of $70 million; acquisition-related amortization of approximately $40 million; stock-based compensation expense of approximately $65 million; other costs including the tax impact of the above adjustments of $24 million, less (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $123 million; interest expense, net of approximately $407 million; and income tax benefit less tax impact of net income adjustments of approximately $5 million.

•Second quarter 2023 Free Cash Flow guidance consists of the expected second quarter 2023 cash used by operating activities of $50 million to $70 million, including $20 million to $30 million for cash restructuring, less additions to property and equipment of approximately $10 million.
•Cash payments for restructuring are expected to be $20 million to $30 million in the second quarter of 2023, $20 million to $30 million in the second half of 2023 and approximately $50 million in the full year 2023.

Second Quarter, Second Half, and Full-Year 2023 Financial Outlook

Sabre's second quarter, second half, and full-year 2023 outlook are summarized as follows:

	Q2 2023	2H 2023	FY 2023
Revenue	~$700M	~$1.4B	$2.8B to $3.0B
Adjusted EBITDA	~$45M	$200M to $220M	$300M to $320M
Free Cash Flow	($60M) to ($80M) incl. $20M-$30M restructuring ($40M) - ($50M) excl. $20M-$30M restructuring	Positive in both Q3 & Q4	Positive excl. restructuring

Conference Call

Sabre will conduct its first quarter 2023 investor conference call today at 10:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfillment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, and on its Twitter account, @Sabre_Corp. The company intends to use the Investor Relations section of its website and its Twitter account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website and its Twitter account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website or its Twitter account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Operating Income (Loss), Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business and Financial Outlook" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “target,” “guidance,” “focus,” “commitment,” “opportunity,” "believe," “confident,” “position,” “outlook,” “strategy,” “goal,” “objective,” “pipeline,” “trajectory,” “hopeful,” “plan,” "likely," "encouraged," "resilient," “future,” “trend,” “anticipate,” “will,” "forecast," "continue," "on track," "scenario", "estimate," "project," "possible," “may,” "could," “should,” “would,” “intend," “potential,” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, the impact of the global COVID-19 pandemic on our business and results of operations, financial condition and credit ratings, as well as on the travel industry and consumer spending more broadly, the effect of remote working arrangements on our operations and the speed and extent of the recovery across the broader travel ecosystem, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, including from airlines' insolvency, suspension of service or aircraft groundings, the effect and amount of cost savings initiatives and reductions, the timing, implementation and effects of the technology investment and other strategic plans and initiatives, the completion and effects of travel platforms, exposure to pricing pressure in the Travel Solutions business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security incidents, failure to adapt to technological advancements, competition in the travel distribution and solutions industries, implementation of software solutions, reliance on third parties to provide information technology services and the effects of these services, implementation and effects of new, amended or renewed agreements and strategic partnerships, including anticipated savings, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, our ability to recruit, train and retain employees, including our key executive officers and technical employees, the financial and business results and effects of acquisitions and divestitures of businesses or business operations, reliance on the value of our brands, the effects of any litigation and regulatory reviews and investigations, adverse global and regional economic and political conditions, including, but not limited to, recessionary or inflationary economic conditions, risks related to the current military conflict in Ukraine, risks arising from global operations, reliance on the value of our brands, the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements, including sanctions, use of third-party distributor partners, risks related to our significant amount of indebtedness, the effects of the implementation of new accounting standards and tax-related matters.

More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on May 4, 2023, our Annual Report on Form 10-K filed with the SEC on February 17, 2023 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

___________________

(1)     Adjusted EPS and Adjusted EBITDA are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure.

Contacts:

Media	Investors
Kristin Hays	Brian Roberts
kristin.hays@sabre.com	brian.roberts@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$742,695	$584,910
Cost of revenue, excluding technology costs	307,042	223,034
Technology costs	271,438	273,730
Selling, general and administrative	164,428	167,678
Operating loss	(213)	(79,532)
Other (expense) income:
Interest expense, net	(99,784)	(61,058)
Loss on extinguishment of debt	—	(3,533)
Equity method income (loss)	423	(170)
Other, net	2,407	191,241
Total other (expense) income, net	(96,954)	126,480
(Loss) income from continuing operations before income taxes	(97,167)	46,948
Provision (benefit) for income taxes	2,199	(596)
(Loss) income from continuing operations	(99,366)	47,544
(Loss) income from discontinued operations, net of tax	(403)	134
Net (loss) income	(99,769)	47,678
Net (loss) income attributable to noncontrolling interests	(835)	272
Net (loss) income attributable to Sabre Corporation	(98,934)	47,406
Preferred stock dividends	5,346	5,346
Net (loss) income attributable to common stockholders	$(104,280)	$42,060

Basic net (loss) income per share attributable to common stockholders:
(Loss) income from continuing operations	$(0.32)	$0.13
Net (loss) income per common share	$(0.32)	$0.13
Diluted net (loss) income per share attributable to common stockholders:
(Loss) income from continuing operations	$(0.32)	$0.12
Net (loss) income per common share	$(0.32)	$0.12
Weighted-average common shares outstanding:
Basic	328,928	323,658
Diluted	328,928	409,378

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$817,075	$794,888
Restricted cash	21,035	21,035
Accounts receivable, net of allowance for credit losses of $47,632 and $38,815	414,458	353,587
Prepaid expenses and other current assets	189,811	191,979
Total current assets	1,442,379	1,361,489
Property and equipment, net of accumulated depreciation of $1,908,866 and $1,939,215	230,759	229,419
Equity method investments	22,524	22,401
Goodwill	2,543,251	2,542,087
Acquired customer relationships, net of accumulated amortization of $809,170 and $803,026	232,726	238,756
Other intangible assets, net of accumulated amortization of $775,426 and $771,611	167,927	171,498
Deferred income taxes	38,378	38,892
Other assets, net	348,064	358,333
Total assets	$5,026,008	$4,962,875

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$192,306	$171,068
Accrued compensation and related benefits	88,575	122,022
Accrued subscriber incentives	235,970	218,761
Deferred revenues	67,983	66,503
Other accrued liabilities	255,342	213,737
Current portion of debt	23,480	23,480
Total current liabilities	863,656	815,571
Deferred income taxes	28,093	38,629
Other noncurrent liabilities	251,813	264,411
Long-term debt	4,831,430	4,717,091
Redeemable noncontrolling interests	15,564	—
Stockholders’ deficit
Preferred stock, $0.01 par value, 225,000 authorized, 3,290 issued and outstanding as of March 31, 2023 and December 31, 2022; aggregate liquidation value of $329,000 as of March 31, 2023 and December 31, 2022	33	33
Common Stock: $0.01 par value; 1,000,000 authorized shares; 358,108 and 353,436 shares issued, 331,909 and 328,542 shares outstanding at March 31, 2023 and December 31, 2022, respectively	3,581	3,534
Additional paid-in capital	3,215,580	3,198,580
Treasury Stock, at cost, 26,199 and 24,895 shares at March 31, 2023 and December 31, 2022, respectively	(519,504)	(514,215)
Accumulated deficit	(3,610,808)	(3,506,528)
Accumulated other comprehensive loss	(64,479)	(65,731)
Noncontrolling interest	11,049	11,500
Total stockholders’ deficit	(964,548)	(872,827)
Total liabilities and stockholders’ deficit	$5,026,008	$4,962,875

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net (loss) income	$(99,769)	$47,678
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation and amortization	40,319	50,108
Deferred income taxes	(19,219)	(2,570)
Stock-based compensation expense	17,005	27,605
Amortization of upfront incentive consideration	8,969	11,325
Provision for expected credit losses	8,937	1,997
Amortization of debt discount and issuance costs	5,216	3,438
Loss on investment fair value adjustment	960	—
Other	419	(485)
Income from discontinued operations	403	(134)
Gain on sale of assets and investments	—	(192,151)
Loss on extinguishment of debt	—	3,533
Changes in operating assets and liabilities:
Accounts and other receivables	(73,769)	(106,655)
Prepaid expenses and other current assets	5,512	(20,631)
Capitalized implementation costs	(2,326)	(4,481)
Upfront incentive consideration	(1,338)	(700)
Other assets	1,387	23,353
Accrued compensation and related benefits	(31,563)	(59,748)
Accounts payable and other accrued liabilities	63,835	72,890
Deferred revenue including upfront solution fees	2,613	6,545
Cash used in operating activities	(72,409)	(139,083)
Investing Activities
Additions to property and equipment	(18,110)	(17,403)
Net proceeds from dispositions	—	392,268
Cash (used in) provided by investing activities	(18,110)	374,865
Financing Activities
Proceeds from borrowings under AR Facility	115,000	—
Proceeds from sale of redeemable shares in subsidiary	16,000	—
Payments on borrowings from lenders	(5,870)	(625,296)
Dividends paid on preferred stock	(5,346)	(5,346)
Net payment on the settlement of equity-based awards	(5,294)	(10,309)
Debt prepayment fees and issuance costs	(2,253)	(10,185)
Other financing activities	(298)	301
Proceeds of borrowings from lenders	—	625,000
Cash provided by (used in) financing activities	111,939	(25,835)
Cash Flows from Discontinued Operations
Cash provided by (used in) operating activities	52	(1,680)
Cash provided by (used in) discontinued operations	52	(1,680)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	715	(205)
Increase in cash, cash equivalents and restricted cash	22,187	208,062
Cash, cash equivalents and restricted cash at beginning of period	815,923	999,391
Cash, cash equivalents and restricted cash at end of period	$838,110	$1,207,453

Definitions of Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Operating Income (Loss), Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Operating Income (Loss)(1) as operating loss adjusted for equity method loss, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net Loss(1) as net loss attributable to common stockholders adjusted for loss from discontinued operations, net of tax, net income attributable to noncontrolling interests, preferred stock dividends, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, other, net, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA(1) as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision for income taxes.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted EPS as Adjusted Net Loss divided by adjusted diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash used in operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Operating Loss, Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;
•Adjusted Operating Loss, Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and
•other companies, including companies in our industry, may calculate Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

______________________
(1)For previous periods, no restructuring and other costs were recognized. Accordingly, such costs were not previously included in the calculation of this non-GAAP financial measure.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of Net (loss) income attributable to common stockholders to Adjusted Net Loss from continuing operations, Operating loss to Adjusted Operating Income (Loss), and loss from continuing operations to Adjusted EBITDA.

	Three Months Ended March 31,
	2023	2022
Net (loss) income attributable to common stockholders	$(104,280)	$42,060
Loss (income) from discontinued operations, net of tax	403	(134)
Net (loss) income attributable to non-controlling interests(1)	(835)	272
Preferred stock dividends	5,346	5,346
(Loss) income from continuing operations	(99,366)	47,544
Adjustments:
Acquisition-related amortization(2a)	9,934	15,803
Restructuring and other costs(4)	(319)	—
Loss on extinguishment of debt	—	3,533
Other, net(3)	(2,407)	(191,241)
Acquisition-related costs(5)	847	3,664
Litigation costs, net(6)	—	3,475
Stock-based compensation	17,005	27,605
Tax impact of adjustments(7)	16,005	(3,552)
Adjusted Net Loss from continuing operations	$(58,301)	$(93,169)
Adjusted Net Loss from continuing operations per share	$(0.18)	$(0.29)
Diluted weighted-average common shares outstanding	328,928	323,658

Operating loss	$(213)	$(79,532)
Add back:
Equity method income (loss)	423	(170)
Acquisition-related amortization(2a)	9,934	15,803
Restructuring and other costs(4)	(319)	—
Acquisition-related costs(5)	847	3,664
Litigation costs, net(6)	—	3,475
Stock-based compensation	17,005	27,605
Adjusted Operating Income (Loss)	$27,677	$(29,155)

(Loss) income from continuing operations	$(99,366)	$47,544
Adjustments:
Depreciation and amortization of property and equipment(2b)	21,029	26,966
Amortization of capitalized implementation costs(2c)	9,356	7,339
Acquisition-related amortization(2a)	9,934	15,803
Restructuring and other costs(4)	(319)	—
Interest expense, net	99,784	61,058
Other, net(3)	(2,407)	(191,241)
Loss on extinguishment of debt	—	3,533
Acquisition-related costs(5)	847	3,664
Litigation costs, net(6)	—	3,475
Stock-based compensation	17,005	27,605
Provision (benefit) for income taxes	2,199	(596)
Adjusted EBITDA	$58,062	$5,150

Net loss margin	(14.0)%	7.2%
Adjusted EBITDA margin	7.8%	0.9%

The following table sets forth the reconciliation of diluted weighted-average common shares outstanding, calculated in accordance with GAAP, to the adjusted diluted weighted-average shares outstanding (in thousands):

	Three Months Ended March 31,
	2023	2022
GAAP diluted weighted-average common shares outstanding	328,928	409,378
Less: Dilutive effect of stock options and restricted stock awards	—	4,251
Less: Dilutive effect of exchangeable notes	—	42,302
Less: Dilutive effect of preferred shares	—	39,167
Adjusted diluted weighted-average common shares outstanding	328,928	323,658

Reconciliation of Free Cash Flow:

	Three Months Ended March 31,
	2023	2022
Cash used in operating activities	$(72,409)	$(139,083)
Cash (used in) provided by investing activities	(18,110)	374,865
Cash provided by (used in) financing activities	111,939	(25,835)

	Three Months Ended March 31,
	2023	2022
Cash used in operating activities	$(72,409)	$(139,083)
Additions to property and equipment	(18,110)	(17,403)
Free Cash Flow	$(90,519)	$(156,486)

Reconciliation of Adjusted Operating Income (Loss) to operating income (loss) in our statement of operations and Adjusted EBITDA to loss from continuing operations in our statement of operations by business segment:

	Three Months Ended March 31, 2023
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$90,102	$(8,495)	$(53,930)	$27,677
Less:
Equity method income	423	—	—	423
Acquisition-related amortization(2a)	—	—	9,934	9,934
Restructuring and other costs(4)	—	—	(319)	(319)
Acquisition-related costs(5)	—	—	847	847
Stock-based compensation	—	—	17,005	17,005
Operating income (loss)	$89,679	$(8,495)	$(81,397)	$(213)

Adjusted EBITDA	$114,708	$(2,811)	$(53,835)	$58,062
Less:
Depreciation and amortization of property and equipment(2b)	16,628	4,306	95	21,029
Amortization of capitalized implementation costs(2c)	7,978	1,378	—	9,356
Acquisition-related amortization(2a)	—	—	9,934	9,934
Restructuring and other costs(4)	—	—	(319)	(319)
Acquisition-related costs(5)	—	—	847	847
Stock-based compensation	—	—	17,005	17,005
Equity method income	423	—	—	423
Operating income (loss)	$89,679	$(8,495)	$(81,397)	$(213)
Interest expense, net				(99,784)
Other, net(3)				2,407
Equity method income				423
Provision for income taxes				(2,199)
Loss from continuing operations				$(99,366)

	Three Months Ended March 31, 2022
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$45,306	$(15,117)	$(59,344)	$(29,155)
Less:
Equity method loss	(170)	—	—	(170)
Acquisition-related amortization(2a)	—	—	15,803	15,803
Acquisition-related costs(5)	—	—	3,664	3,664
Litigation costs, net(6)	—	—	3,475	3,475
Stock-based compensation	—	—	27,605	27,605
Operating income (loss)	$45,476	$(15,117)	$(109,891)	$(79,532)

Adjusted EBITDA	$73,560	$(9,317)	$(59,093)	$5,150
Less:
Depreciation and amortization of property and equipment(2b)	22,115	4,600	251	26,966
Amortization of capitalized implementation costs(2c)	6,139	1,200	—	7,339
Acquisition-related amortization(2a)	—	—	15,803	15,803
Acquisition-related costs(5)	—	—	3,664	3,664
Litigation costs, net(6)	—	—	3,475	3,475
Stock-based compensation	—	—	27,605	27,605
Equity method loss	(170)	—	—	(170)
Operating income (loss)	$45,476	$(15,117)	$(109,891)	$(79,532)
Interest expense, net				(61,058)
Other, net(3)				191,241
Loss on extinguishment of debt				(3,533)
Equity method loss				(170)
Benefit for income taxes				596
Income from continuing operations				$47,544

Non-GAAP Footnotes

(1)Net income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, (iv) Sabre Bulgaria of 40%, and (v) FERMR Holdings Limited (the direct parent of Conferma) of 19%.

(2)Depreciation and amortization expenses:
(a) Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
(b) Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
(c) Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)Other, net includes a $192 million gain on the sale of AirCentre during the three months ended March 31, 2022. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(4)Restructuring and other costs represents adjustments to charges recorded in previous periods associated with severance benefits related to employee terminations.

(5)Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(6)Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters.

(7)The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, and other items.